[LETTERHEAD OF DELOITTE & TOUCHE LLP]

April 2, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
USA

Dear Sirs/Madams:

We have read Item 4.01 of Winthrop Realty Trust's Form 8-K/A dated March 19, 2007, and have the following comments:

      1. We agree with the statements made in the second, third, and fifth paragraphs of Item 4.01 of Winthrop Realty Trust's Form 8-K/A dated March 19, 2007.

      2. We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs of Item 4.01 of Winthrop Realty Trust's Form 8-K/A dated March 19, 2007.

Yours truly,

DELOITTE & TOUCHE LLP